Exhibit 99.1

Tri-Tech Holding Wins $40 Million Joint Bid for Inner Mongolia Drinking Water Treatment Plant

Press Release Source: Tri-Tech Holding Inc. On Thursday October 7, 2010

Beijing, China – October 7, 2010 - Tri-Tech Holding Inc. (Nasdaq: TRIT), a premier Chinese company that provides leading turn-key solutions in China for water resources, water and wastewater treatment, industrial safety and the pollution control markets, announced today that it has won a joint bid for a major drinking water treatment plant with a daily capacity of 96,000 cubic meters for the city of Ordos in the Inner Mongolia Autonomous Region.

The Ordos plant is expected to be one of China’s largest drinking water treatment plants of this kind, applying both ultra-filtration and nanofiltration technologies.

Tri-Tech jointly bid with Beijing Anguo Water Treatment Automation Engineering Technology Co. Ltd. (“Anguo”) and Fourth Construction Company of Hebei Province to provide value engineering, procurement and construction general contractor services. Tri-Tech and Anguo will establish a joint venture project entity to serve as the general contractor. Tri-Tech will own 80% and Anguo will own 20% of the joint venture. Fourth Construction Company of Hebei Province will serve Tri-Tech and Anguo as the civil construction sub-contractor on the project.

The project will be implemented under a Build-Transfer contract. The total budget for Phase 1 of the project will be RMB270 million (approximately $40 million). Tri-Tech expects to recognize revenues of approximately $32 million for its role in the project. The project will be completed by late 2011. After completion, the water treatment plant will be transferred to the Dongsheng District, Municipality of Ordos.

The Ordos water treatment plant will encompass 150,000 square meters and will provide a daily treatment capacity of 96,000 cubic meters in Phase 1. Tri-Tech will use the traditional process of flocculation, sediment and conventional filtration for pre-treatment and will use ultra-filtration and nanofiltration technologies for advanced treatment. The source water will be groundwater. After treatment, the quality of water will meet the new national standards for drinking water (GB5749-2006) promulgated in 2006.

According to the bid plan, the joint venture will provide the primary pressure pump station, engineering optimization, construction, equipment procurement, installation and commissioning, operations personnel training, trial run and compilation of the operation and service manuals for the project. The project contracts are currently being negotiated, and the establishment of the joint venture company for the project will be completed shortly. Tri-Tech expects the plant to be operational for initial trials by the end of 2011.

Tri-Tech President, Mr. Phil Fan said, “According to the World Health Organization (WHO), diseases related to contamination of drinking water constitute a major burden on human health. Efforts to improve the quality of drinking water provide significant benefits to health. The new Chinese standards are designed to improve the drinking water safety for nearly 1.4 billion people in the following three aspects:

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Compared to the previous standards (GB5749 – 85), the new standards increase the water quality monitoring parameters by 71 items, from 35 to 106 in microbial aspects, disinfection, chemical aspects, radiological aspects, and acceptability aspects.

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The new standards unify the urban and rural drinking water quality standards. This development is very significant because over 60% of Chinese population live in rural areas, compared with less than half in the West.

•	The new standards adapted the best practices and methodologies from the WHO, European Union, United States, Japan and Russian drinking water quality standards.

The new Chinese standards will help the country close the gap to developed countries in terms of drinking water safety. The implementation of these new standards is a big step toward China’s goal of making potable water available directly from the tap in the near future.

“In order for the entire country to fully comply with the new standards by a July 1, 2012 deadline, China must

•	protect and improve the quality of source water through reclamation of wastewater and reduction of pollutants discharged or percolated to the natural water bodies; and

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apply the most advanced technologies, such as membrane, disinfection, and on-line monitoring technologies, to upgrade, retrofit or replace the existing treatment facilities which use the traditional technologies.”

Tri-Tech CEO Mr. Warren Zhao said, “This project will be one of the largest advanced water treatment plants of this kind in China and is obviously a major project for Tri-Tech. Over the past decade, Ordos has experienced enormous economic development with its plentiful natural resources such as coal and natural gas. GDP growth has been over 20% every year, and Ordos has become one of the richest prefecture-level cities in China. However, being located in a desert area in Inner Mongolia, Ordos lacks water resources. In addition to developing water recycling and water conservancy measures, the local government has increased its spending on water infrastructure to enhance the city’s water supply.

“We are pleased that Ordos has given our company the opportunity to demonstrate our capabilities as a rapidly emerging leader in the use of ultra filtration and nanofiltration technologies for water purification in China. The operation of this plant will effectively ease disparities between water supply and demand and will improve drinking water quality for Ordos residents. With this initiative, we will continue to strengthen our presence in the sector of water supply infrastructure. “

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems (SCADA). The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. The company is also moving into the industrial safety and pollution control market. Tri-Tech owns 15 software copyrights and two technological patents and employs over 200 people. Please visit http://www.Tri-Tech.cn for more information.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the:

•	successful negotiation of contracts related to the project;

•	successful negotiation of joint venture agreements;

•	completion of the project referenced herein;

•	recognition of the potential revenues referenced herein;

•	timing of the completion of the project referenced herein; and

•	other statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.

These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Hawk Associates

Frank Hawkins

305-451-1888

tritech@hawkassociates.com